                              TERMINAL AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO AS OF THE 1st day of February, 2001, by and between WESTWAY TERMINAL COMPANY INC., having its principal administrative offices in New Orleans, Louisiana (hereinafter known as WESTWAY), and SOUTH DAKOTA SOYBEAN PROCESSORS, INC., a Corporation with headquarters in Volga, South Dakota (hereinafter known as SDSP).

WITNESSETH:

WHEREAS, WESTWAY TERMINAL COMPANY INC., a Delaware Corporation, owns and operates bulk storage and distribution terminals and,

WHEREAS, SDSP desires to deliver Product to WESTWAY to be stored and handled at its terminal(s).

NOW, THEREFORE, in consideration of mutual covenants and agreements the parties agree to the general terms and conditions contained in the Statement of Terms and Conditions and to specific terms and conditions as specified in the Schedule I, all of which constitute the Agreement between the Parties.

1.    TERM OF CONTRACT

From February 1, 2001 through January 31, 2002 and three month terms thereafter, provided, however, that either party hereto may terminate this Agreement on January 31, 2002 or on any subsequent anniversary date by notifying the other party, in writing, at least forty-five (45) days prior to the intended termination date.

2.    MODIFICATIONS

No changes or modifications to the Statement of Terms and Conditions shall be effective unless reduced to writing and subscribed to by the parties hereto. Changes to the Schedule may be made by the parties at any time by any mutually acceptable means. No failure to insist upon compliance with any term or provision of the Agreement shall be considered a waiver, breach or cancellation of such provision or any other provision of the Agreement.

3.    NOTICE

Any or all notices required to be given under this Agreement shall be in writing and shall be deemed given when deposited in the United States mail, certified or registered, return receipt requested, addressed in the case of SDSP (or such other address or addresses as either party may instruct the other in writing) to:

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      SOUTH DAKOTA SOYBEAN PROCESSORS, INC.
      Attn: Dwayne Bauman
            Merchandising Manager

      P.O. Box 500
      Volga, SD  57071

or in the case of WESTWAY, to:

      WESTWAY TERMINAL COMPANY INC.
      Attn: Peter J.M. Harding
            President

      365 Canal Street, Suite 2900
      New Orleans, LA  70130-1134

4.    ACCEPTANCE

Acceptance by SDSP shall be acceptance of all terms and conditions recited herein or incorporated by reference. The person accepting this Agreement for WESTWAY and SDSP each represent that he/she is duly authorized to obligate their respective firm to the terms hereof and to pay sums due or arising hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement, the "Master Agreement," as of the day and year first above written.

5.

SDSP PROCESSORS acceptance of the conditions and terms of this Agreement is subject to receiving approval of the Chicago Board of Trade (CBOT) for delivery of soybean oil in storage in the leased tank.

ACCEPTED                                        ACCEPTED

SOUTH DAKOTA SOYBEAN PROCESSORS, INC.           WESTWAY TERMINAL COMPANY INC.

By         /s/ Rodney Christianson              By      /s/ Peter J.M. Harding
  --------------------------------                ----------------------------
Title          CEO                              Title President
     -----------------------------                   ----------
Date           2/9/01                           Date January 31, 2001
    ------------------------------                  -----------------

                        STATEMENT OF TERMS AND CONDITIONS

1.  FACILITIES

1.01  FACILITIES TO BE FURNISHED BY WESTWAY

WESTWAY agrees to furnish storage tank(s), pipelines, pumps and/or other equipment (hereinafter known as "Facility") as more particularly described and for the specific locations as set forth in Schedule I which are now and will be attached hereto.

WESTWAY shall at all times retain operational control of the Facilities within its sole care and custody and maintain the same, at its expense, in good and safe working order and repair, performing all services in a safe and workmanlike manner and minimizing any hazards associated with the storage of SDSP's Products.

WESTWAY agrees to have Facility completed and ready to accept delivery for storage and redelivery (as herein provided) of Product at the time and in the amounts specified in Schedule I. SDSP shall have the right to inspect Facility prior to initial delivery of Product; it being assumed that Facility is satisfactory unless SDSP shall otherwise timely notify WESTWAY in writing.

1.02  TANK USE AND CLEANING

SDSP agrees to pay cost of cleaning its Product and disposing of cleaning materials and residue waste from the Facilities following use of the Facilities for storage of its Product, at a permitted facility, approved by SDSP. In the event WESTWAY arranges for the cleaning and disposal services, SDSP will only be responsible for the costs and liable if SDSP has approved the cleaning and disposal contractor and procedures, and disposal site. All terms and provisions of this Agreement shall continue in full force and effect until both Product and waste are removed from WESTWAY's premises.

1.03  ADDITIONAL EQUIPMENT

The special facilities or equipment provided by SDSP, as mutually agreed upon between WESTWAY and SDSP, described on Schedule I, are provided without charge for WESTWAY's use in servicing SDSP's needs and shall remain the property of SDSP; SDSP shall pay all taxes and insurance on such special facilities or equipment. Except as otherwise provided in Schedule I, SDSP shall at least bi-annually, and more often if circumstances and conditions so warrant, inspect said facilities or equipment and shall be responsible for maintenance and repair of said facilities or equipment to ensure their continued safe performance during the term of this Agreement unless the repair is necessitated by the negligence of WESTWAY. WESTWAY agrees to notify SDSP of any obvious condition in need of repair maintenance. Should any release or threatened release of any hazardous substance, as defined under any federal state, or local law, ordinance or regulation, occur due to failure of or defect in said facilities or equipment, SDSP shall be liable to WESTWAY for any fines, penalties, loss, damage, or expense, including any necessary cleanup of hazardous materials released or threatened to be released into the environment and reasonable legal fees.

SDSP shall be responsible for all costs associated with the removal of said facilities or equipment and any cost to restore WESTWAY's premises to their original condition.

1.04  DOCK

As part of the Facility, WESTWAY shall make available to PROSPECT at published rates existing loading docks and wharves servicing the terminal having a present draft of 9' MLW. The dock, being used by WESTWAY and others, is available on a "first come, first served" basis.

1.05  INSPECTION

WESTWAY hereby consents to an inspection by SDSP's designated representatives of its entire site or the sites at which it may be providing storage or performing services hereunder on a periodic basis or on special occasions on a reasonable notice. WESTWAY shall make all reasonable efforts to make available to said representative of SDSP during the inspection that person or persons knowledgeable in Terminal's policies and procedures governing the aspects of WESTWAY's operations relevant to the services rendered hereunder, including, but not limited to, maintenance, quality assurance, environmental, safety and loss prevention.

2.  PRODUCT HANDLING AND DOCUMENTATION

2.01  PRODUCT HANDLING

The Product shall be received, stored and loaded by WESTWAY in accordance with WESTWAY's standard procedures which include receipt, storage and periodic sampling of stored Product, ordering of tank trucks or other carriers for deliveries and dispatch of Product, loading into each tank truck or other carrier and periodic inventory reporting.

Reasonable additional services will be supplied, necessary to accommodate SDSP's requirements, at WESTWAY's regular rates and charges then in effect. WESTWAY, upon prior written approval from SDSP specifying SDSP's customers (and until such approval is withdrawn), will accept orders for the Product from such customers and will arrange to dispatch tank trucks or other carrier indicated by customer or SDSP, for the delivery of such orders.

SDSP shall be responsible for all charges incurred in engaging any carrier to effect delivery or dispatch of any Product and its suitability to perform the functions required, and WESTWAY shall be responsible only to receive or discharge the Product through its terminal lines from or to those carriers on vehicles, barges or equipment which, WESTWAY and SDSP agree, WESTWAY is capable of and is equipped to service as specified in Schedule I.

2.02  SHIPPING AND RECEIVING PAPERS

For each shipment of Product WESTWAY will also make out the necessary shipping documents and will send one (1) copy along with the weight ticket and original bill of lading to SDSP on a daily basis. WESTWAY will complete and forward to SDSP the required documents for receipts of Product as soon as practicable after discharge.

3.  OPERATIONS

3.01  HOURS OF WORK

WESTWAY shall perform the services set forth in this Agreement during normal working hours, except that WESTWAY shall have its facilities and personnel available for receiving and unloading of vessels or barges twenty-four (24) hours per day, seven (7) days per week, including holidays. Costs incurred by WESTWAY in having workmen stand by outside normal working hours caused by arrival of vessel or barge after estimated arrival time supplied to WESTWAY, and not caused by WESTWAY, shall be reimbursed to WESTWAY by SDSP. SDSP shall endeavor to have vessels or barges available for unloading/loading during normal working hours. Any work performed unloading/loading vessels or barges outside of normal working hours shall be subject to overtime. Additionally, on Sundays and legal holidays SDSP will be invoiced for premium pay paid to WESTWAY's employees, plus 50% of such premium pay. If SDSP requests WESTWAY to perform services, except for receiving and unloading of such vessels or barges, outside stated normal working, hours, SDSP will reimburse WESTWAY the actual costs incurred therefore, including payment of minimum "call-in" time equal to four hours per man, minimum two men, when applicable.

Normal working hours for Facility for the purpose of this Agreement are defined as follows:

      Monday through Friday: 8:00 a.m. to 4:00 p.m.
      CLOSED: Saturdays, Sundays and Holidays (or days on which they are celebrated)

The above normal working hours are subject to change upon thirty (30) days notice by WESTWAY to SDSP, except that in no case shall normal working hours be changed to less than forty (40) hours per week, unless otherwise agreed.

3.02  VESSEL DISCHARGE

Should Product be delivered to Facility by vessel or barge, shall give the WESTWAY terminal five days advance notice of the expected arrival time. The Master of the vessel, his representative, or SDSP shall give WESTWAY at least six (6) hours advance notice of the vessel's readiness to discharge cargo. If the vessel is ready to discharge and WESTWAY is ready to receive the cargo in less than six (6) hours after notice has been given, then discharge shall commence without further delay. WESTWAY's personnel will perform no work on the vessel. Vessel will pump Product to Facility at a rate of not less than 300 short tons per hour.

3.03  SCHEDULES

WESTWAY agrees to receive, store, and distribute Product at the rates and charges fixed as provided on Schedule I. Cost and expense incurred by reason of WESTWAY's delay in accepting discharge shall be borne by WESTWAY. However, there will be NO penalties for delays resulting from force majeure or mechanical breakdown of WESTWAY's equipment. WESTWAY will make all reasonable efforts to have such equipment repaired as soon as possible.

3.04  MAINTENANCE OF FACILITY

WESTWAY agrees to maintain Facility during the term of this Agreement and any extensions thereof. SDSP agrees to maintain special facilities and equipment, which remain the property of SDSP as provided in Section 1.03, or, at SDSP's option, WESTWAY shall provide such maintenance at SDSP's expense.

3.05  UTILITIES

WESTWAY shall supply utilities, such as electricity or heating, as required and as specified in the Schedule I.

4.  DETERMINATION OF QUANTITY

Quantities of Product received into Facility shall be determined by gauging of the shore tanks made before and after delivery and calculated in gallons at 60(degree) Fahrenheit in accordance with standard gravity tables supplied by SDSP.

WESTWAY may, at its option, determine the quantity of Product delivered to or from Facility by direct weighing of tank car or tank trucks, both empty and loaded, on certified scales. Weighing of tank cars and trucks shall be at SDSP's expense.

WESTWAY will supply SDSP with a monthly inventory of the Product. A month-end physical inventory shall be taken each month by WESTWAY. Any variances between the book record and the actual physical count shall be subject to an adjustment of fees as provided in Section 14. SDSP has the right to participate in taking such physical inventory.

5.  SEE AMENDMENT 1

6.  INDEPENDENT CONTRACTOR

Nothing contained herein shall create the relationship of joint venture, principle and agent or master and servant between SDSP and WESTWAY and except for purposes of issuance of bills of lading pursuant to this Section 2.02 or for purposes of insuring payment of invoices as provided in Section 5, WESTWAY, in the performance of this Agreement, is not and shall not act or purport to act as the agent or employee of SDSP, but is and shall act as an independent contractor. WESTWAY acknowledges that it is solely responsible for and solely in control of operations at the Facility; SDSP shall not exercise any control over or direction of the manner in which WESTWAY performs the services called for under this Agreement.

7.  QUALITY ASSURANCE

The independent surveyor engaged by SDSP, or, in his absence by WESTWAY, will perform sampling of contents of such tanks and of the receiving pipeline before, during and after loading or off-loading of vessel or bare. Duplicate one (1) quart composite thief samples shall be taken from top, middle and bottom of each tank being sampled prior to loading or off-loading, and from tank upon completion of off-loading or loading. A duplicate one (1) quart sample shall be taken from WESTWAY's receiving pipeline prior to, and at least hourly, during loading or off-loading. One
(1) full set thereof shall be placed aside for WESTWAY.

From the other set, the surveyor shall prepare a one (1) quart composite sample from each vessel tank and from Facility tank by combining one third of each thief sample from the particular tank; similarly, the surveyor shall make a one (1) quart composite sample from the receiving pipeline by combining equal quantities of the samples from said pipeline. The composite samples shall be sent, at SDSP's expense, to a laboratory or others to be designated by SDSP. The remainder of the sample set from which the composite samples were combined shall be retained by WESTWAY along with the full duplicate set for a period of at least ninety (90) days, after which the samples shall be disposed of by WESTWAY at a permitted facility at SDSP's cost.

WESTWAY, if requested by SDSP, will take a one (1) quart sample from each shipment out of Facility and retain such properly identified sample for a period of thirty (30) days and disposed of by WESTWAY at a permitted Facility at SDSP's costs unless SDSP shall otherwise request in writing.

8.  RESPONSIBILITY FOR PRODUCT

WESTWAY will be responsible for any loss of Product while in storage in excess of 1% of amount received. Overages and shortages shall be averaged against each other over each contract year of the Agreement and any shortages accounted for by WESTWAY to SDSP at the end of each contract year. WESTWAY shall not, without instruction from SDSP, add anything to Product in storage.

SDSP shall be responsible for the Product until it leaves the delivery carrier. WESTWAY's responsibility shall commence when Product is off-loaded into WESTWAY's Facility and continues until Product passes from the last flange into the shipping carrier. The amount of any Product lost due to leaks or destruction of tank cars or tank trucks during the loading or off-loading shall be borne by SDSP.

WESTWAY shall not be responsible for change in quality, color, or condition of the Product stored or handled unless caused solely by WESTWAY's negligence. SDSP shall indemnify and hold WESTWAY harmless, for any loss or damage incurred by reason of a delivery to Facility of any Product identified as Product, but is, in fact, of a different chemical composition, or if WESTWAY takes any action, without negligence on WESTWAY'S part, with respect thereto at the request or direction of SDSP.

9.  CHARGES AND PAYMENT

9.01  TERMINATION CHARGE

In the event, as reflected on Schedule I, occupancy of the premises on which its terminal is located is on the basis of lease from public or private authority then cancellation or termination of the lease shall automatically terminate and cancel this Agreement contemporaneously and WESTWAY shall have no liability to SDSP arising out of such termination, nor shall SDSP have any liability to WESTWAY arising therefrom.

9.02  STEAM CHARGE

If steam is required for raising or maintaining the temperature of Product either in the tank or in tank cars or other carrier a charge will be assessed for such steam per 1,000 pounds of steam used at WESTWAY's rates specified in
Schedule I. Payment for steam shall be made at the close of each month on the basis of actual steam usage that month.

9.03  NITROGEN CHARGE

If Nitrogen is required for unloading Products or blanketing of tank, a charge will be assessed per 100 cubic feet of Nitrogen used at 115% of WESTWAY's cost. Additionally, where appropriate, SDSP may be assessed a portion of the monthly Nitrogen tank rental fee.

9.04  OTHER CHARGES

(a) SDSP shall reimburse WESTWAY for all permits, licenses, etc. which may be required by any public or private agency particular to the storage and handling of SDSP's Product at WESTWAY's Facilities, provided such costs not exceed $1,500, if such costs exceed this amount, paragraph 2 (Section 17.01) shall apply.

(b) Subject to the terms and conditions herein, SDSP will pay WESTWAY for the cost to clean such tank(s) and dispose of residuals in the event SDSP's use of the tank is discontinued and the tank becomes available for use by WESTWAY to store other product or materials. Subject to the terms and conditions herein, if the tank(s) should require cleaning during the term of the contract, due to any cause other than WESTWAY's negligence, SDSP will also pay all costs of such cleaning and disposal of residuals.

(c) For services not specified herein, which SDSP may request from time to time during the life of this Agreement from WESTWAY, SDSP will be billed at WESTWAY's standard rates.

(d) Truck weighing shall be provided at the rate specified in Schedule 1.

(e) A 15% service charge shall be added to any other charge incurred for SDSP accounts for services and handling.

9.05  INVOICES AND PAYMENT

Invoices for thruput charges shall be rendered monthly by WESTWAY to SDSP for the next contract month; such invoices will reflect the portion of the minimum annual thruput charge due to date. Monthly payments made in contract year must equal the greater of either actual thruput charge for contract year to date or so much of minimum annual thruput charge as is due to date; a charge for other services rendered in the contract month just ended will be added to monthly invoices.

Payment shall be made within thirty (30) days from date of invoice. Invoices not paid timely shall bear interest of 1-1/2 percent per month (effective annual rate of 18%) (or the maximum legal rate permitted by law), whichever is less, from due date until paid and all costs of collection, including reasonable attorney's fees.

10.  ADJUSTMENT OF FEES

The thruput charges listed in Section 9.01 will be adjusted annually at the beginning of each contract year by means of a formula using any increases or decreases in CPI values, all items, all consumers up to a limit of six (6%) percent annually.

The thruput rate for shipments made from the facility in excess of the minimum thruput would be adjusted in the same manner.

The steam charge shall be adjusted every three (3) months, if necessary, to reflect any increase or decrease in fuel rates provided that no increase shall be greater than fourteen (14%) percent annually.

WESTWAY reserves the right to revise truck weighing charges at the end of each contract year, limited to the extent WESTWAY can justify such adjusted weighing charge by documentary evidence up to 5% annually.

If requested, WESTWAY will submit evidence of new and old rates at time of escalation.

11.  TAXES

In the event that the services provided pursuant to this Agreement or the handling of SDSP's Product shall be treated as, or result in, a taxable sale or use or, in the event this Agreement or the Product stored shall be subject to any ad valorem tax, all such taxes shall be borne by SDSP invoiced as an added charge; and provided, however, that SDSP shall have the full right to contest the same at its cost and expense, with WESTWAY's reasonable assistance and cooperation, which WESTWAY shall not unreasonably refuse.

12.  PRODUCT DOCUMENTATION

SDSP agrees to provide to WESTWAY all information, documents, including current Material Safety Data Sheets for each Product, labels, placards, retained sample containers and other materials and data which are required by Federal or State statutes, ordinances, rules or regulations ("Regulations") relating to the Products stored under this Agreement and applicable Schedules. SDSP further agrees to indemnify and hold harmless WESTWAY. and WESTWAY's agents, employees, officers and directors, from and against any fines, penalties, loss. damage or expense, including without limitation, reasonable legal fees, resulting from SDSP's failure to provide or to make available to WESTWAY any information, documents, sample containers and materials as required by such Regulations, provided, however, that WESTWAY acted prudently in the face of such failure by SDSP.

13.  LIABILITY

13.01  EXTENT OF WESTWAY'S LIABILITY

Risk of loss of Product due to fire, storm or other casualty shall remain with SDSP to the extent the Product is covered by SDSP's all risk insurance coverage. WESTWAY shall be liable only for Product loss or damage in excess of percentage set forth in Section 8 where such excess loss is caused by WESTWAY's failure to use reasonable care in the safekeeping or handling of Product. WESTWAY's liability for such loss or damage is limited to SDSP's lowest FOB Volga wholesale price during the contract year in which the loss occurred.

WESTWAY shall be responsible for all Facility deterioration resulting from storage of Product, as long as such Product is within specifications enumerated in the attached Schedules and delivered according to the terms and conditions of this Agreement. In the event WESTWAY's facilities are damaged or destroyed, WESTWAY may, at its option, rebuild such facilities so affected or substitute mutually agreeable facilities for SDSP's Product within thirty
(30) days at rates specified in Schedule 1, throughout the remaining term of this Agreement.

13.02  EXTENT OF SDSP'S LIABILITY

SDSP shall be obligated to notify WESTWAY of any Product characteristics which may cause excess deterioration to Facilities beyond normal wear and tear. In addition to SDSP's obligations pursuant to 17.01, should destruction, excess deterioration or serious damage occur requiring repair and/or replacement of tankage, equipment or facilities be required due to SDSP's failure to deliver the Product specified or to accurately inform WESTWAY of the Products hazards, SDSP shall be liable for repair and/or replacement of such Facilities. In such event, SDSP shall continue to be responsible for charges throughout the entire period of time required to complete such repair and/or replacement unless such repair and/or replacement exceeds a reasonable time frame as mutually agreed both parties prior to commencement of said repair and/or replacement.

14.  FORCE MAJEURE

Should WESTWAY's Facilities be seriously damaged or destroyed or should the tank set aside to service SDSP's Product be damaged or destroyed, WESTWAY shall be relieved, without incurring any liability to SDSP, of all WESTWAY's obligations under this Agreement rendered impossible of performance by such destruction or damage. In such event or in the event Force Majeure is sustained by SDSP, SDSP shall at the same time be relieved of all obligations to pay all or the allocable part of any monthly rental and attributable other charges then in effect to the extent such failure to perform or such deficiency in making annual thruput payments is caused by, arises out of or is attributed to any cause reasonably beyond control of SDSP, such as but not limited to war; riot; explosion; flood; storm; earthquake; act of God; perils of the sea; labor disputes; sabotage; accident; embargo; breakage of machinery or apparatus; injunction; compliance with governmental order; or inability to obtain fuel; raw materials; labor; containers, or transportation difficulties preventing the manufacture or shipment of product or restriction imposed by SDSP (any such cause being referred to as "Force Majeure"). Should any Force Majeure occur, the party experiencing the

Force Majeure will promptly notify the other party of its existence, the reasons why and approximately how long a delay is expected.

15.  DEFAULT BY EITHER PARTY

Should either party default at any time in the faithful performance and observance of the terms or conditions of this Agreement and should any such default continue for thirty (30) or more days after written notice thereof to the defaulting party, then the non-defaulting party shall have the right to cancel and terminate this Agreement and to recover damages or seek any other relief which it may be entitled at law or in equity.

Should either party be adjudicated bankrupt or insolvent in an involuntary proceeding, or if such party shall have filed a petition for an arrangement of creditors under the bankruptcy laws or insolvency laws of any jurisdiction, or if a bankruptcy or insolvency proceeding is instituted against such party which is not set aside within thirty (30) days thereafter, then, in that event, such party shall be deemed to be in default of this Agreement, thereby entitling the other party hereto to treat this Agreement, in accordance with the foregoing, as being in default.

16.  INDEMNITY AND INSURANCE COVERAGE

16.01  INDEMNITY

SDSP shall indemnify and hold harmless WESTWAY and, at WESTWAY's request, defend WESTWAY and each of its officers, directors, employees and agents from and against any and all liability, suits, losses, demands, causes of action, fines, penalties, expense, including attorney's fees, and claims, WESTWAY may be caused to suffer or incur, including claim for bodily injury and property damage arising out of or in any manner connected with SDSP's negligent acts or omissions or breaches of this Agreement or its failure to comply with applicable laws in the performance of its obligations, provided such claims, etc. are not caused by the negligence of WESTWAY.

WESTWAY shall indemnify and hold harmless SDSP and, at SDSP's request, defend SDSP and each of its officers, directors, employees and agents from and against any and all liability, suits, losses, demands, causes of action, fines, penalties, expense, including attorney's fees, and claims, SDSP may be caused to suffer or incur, including claim for bodily injury including Employees of WESTWAY and property damage arising out of or in any manner connected with WESTWAY's negligent acts or omissions or breaches of this Agreement or its failure to comply with applicable laws in the performance of its obligations, provided such claims, etc. are not caused by the negligence of SDSP. In no event shall WESTWAY or SDSP be liable to the other for incidental or consequential damages, including, but not limited to, loss of profits, business opportunity, downtime costs, or claims of third parties other than claims by such parties for property damage or personal injury.

16.02  WESTWAY'S COVERAGE

WESTWAY shall maintain levels of insurance coverages during the term of this Agreement as provided:

      Workers Compensation          Statutory
      General Liability             $1,000,000
      Excess Liability              $4,000,000

16.03  SDSP'S COVERAGE

SDSP will insure or self-insure all Product while in storage in terminal against damage by fire or other casualty and shall insure or self-insure all of its personnel and equipment while on WESTWAY's premises. Further, SDSP shall carry liability insurance against loss or damage caused to any third party, including WESTWAY, its officers, employees and agents by its product or by its agents and/or employees in amounts not less than $3,000,000.00.

16.04  CERTIFICATES

Prior to the commencement of this Agreement, SDSP and WESTWAY shall each furnish to the other a certificate(s) properly executed by the insurance carriers, showing all insurance required hereunder to be in force. Each certificate shall provide for ten (10) days written notice to such other party, prior to the cancellation of or any changes effecting same.

17.  REGULATORY COMPLIANCE

17.01  COMPLIANCE WITH LAW

WESTWAY warrants that, in rendering services to SDSP, it will comply at all times with all applicable Federal, State and local laws, rules and regulations and shall obtain certificates, permits, documents, and authorizations required for the lawful operations of the terminal and the handling and storage of SDSP's Product. WESTWAY agrees to indemnify and hold harmless SDSP and SDSP's agents, employees, officers and directors, for and against any fines, losses, damages or expenses, including without limitation, reasonable legal fees, resulting from WESTWAY's violation of such laws and/or regulations. SDSP shall comply with all federal, state and other governmental laws, rules and regulations applicable to the ownership of Product and shall obtain all certificates, permits, documents and authorizations required for the lawful ownership of the Product.

If any Federal, State or local laws, rules or regulations are hereafter amended, modified or supplemented so as to require alterations or additions to the Facility for the storage and handling of Product, WESTWAY shall inform SDSP accordingly and shall submit to SDSP an estimate of the costs of the required alterations or additions. SDSP shall inform WESTWAY within fifteen
(15) days of its receipt of said notice and estimate, whether or not it will pay said costs. If SDSP declines, and if the parties are unable to resolve the matter by mutual agreement, SDSP shall remove all Product stored in the Facility within thirty (30) days after notifying WESTWAY that

SDSP will not assume the costs of such alterations or additions, and if terminated within the first four years of the contract, SDSP will pay WESTWAY the termination charge set forth in Section 9.02 applicable at the time Product is removed from the tank.

WESTWAY shall promptly advise SDSP by oral notice, followed by written communication, of any material environmental condition. By material environmental condition is meant receipt of notification of non compliance with federal, state, or local environmental law, regulation, or statute which does or may present a significant or substantial hazard or threat to human health or the environment, or any occurrence which may significantly impair the operation of the Facility. The existence of a material environmental condition not promptly remedied shall be grounds for termination.

18.  NONASSIGNABILTTY

Neither party shall assign or transfer this Agreement or any of such party's right or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld.

19.  CHOICE OF LAW; CONFLICT

This Agreement shall be governed by and construed according to the laws of the states in which the facilities employed to store SDSP's Products have their physical situs.

In the event of conflict between the provisions of the Statement of Terms and Conditions and either the Master Agreement dated February 1, 2001, to which this Statement is appended or any associated Schedule(s) I, the latter shall govern.

ACCEPTED                                        ACCEPTED

SOUTH DAKOTA SOYBEAN PROCESSORS, INC.           WESTWAY TERMINAL COMPANY INC.

By    /s/ Rodney Christianson                   By      /s/ Peter J.M.Harding
  -------------------------------                 ---------------------------
Title         CEO                               Title President
     ----------------------------                     ---------
Date        2/9/01                              Date January 31, 2001
     ----------------------------                    ----------------

SCHEDULE I


                  TO SERVICE AGREEMENT BETWEEN SDSP AND WESTWAY
                             DATED: FEBRUARY 1, 2001

DATE: FEBRUARY 1, 2001                          EFFECTIVE: FEBRUARY 1, 2001


The operations, services and/or facilities contemplated in this Schedule shall be performed and/or provided in accordance with and shall be subject to the terms and conditions of the original Agreement dated February 1, 2001 except as specifically provided herein.

FACILITIES

The facilities as proposed in this Agreement, are located at Westway Terminal Company Inc.'s St. Paul, MN facility - 2225 Childs Road, St. Paul, MN 55106,
(651) 774-6600, (651) 774-0725 FAX.

WESTWAY shall supply SDSP with 1,500,000 gallons (Tank 2901) of maximum storage capacity for crude soybean oil. Subject tank last contained GMO (crude canola oil), and tank has been cleaned and available for inspection prior to entry of crude soybean oil.

PRODUCT INFORMATION AND DOCUMENTATION

(a)  PRODUCT INFORMATION

Product to be handled by WESTWAY is listed in this Schedule(s) and is attached to and by reference made part of the Agreement of DATE, between WESTWAY and SDSP. SDSP agrees the tanks shall be used ONLY for the storage of the Product specified in the Schedule(s). SDSP provides the following information as to this Product's properties. The obligations assumed by WESTWAY hereunder will be and shall remain contingent upon the accuracy of these representations:

            TECHNICAL NAME          -     Crude Soybean Oil
            TOXICITY                -     No known toxic effect
            DENSITY lbs./gal        -     7.6 lbs./(U.S.) gal
            VAPOR PRESSURE          -     LESS THAN 0.1 mn hg @ 300(degree)C
            FLASH POINT             -     GREATER THAN 175DEG. C
            ODOR                    -     Mild characteristic
            CORROSITIVITY           -     None
            COLOR                   -     Golden

(b)  PRODUCT RECEIPT AND SHIPMENT

The Product will be received into terminal by tank cars and tank trucks. Product will be shipped by tank cars and tank truck.

CHARGES

Monthly storage and handling - $16,800.00 per month, which shall include storage and thruput fees for the first 6,000,000 gallons per contract year.

Thruput in excess of 6,000,000 gallons per contract year will be charged at $5.00 per short ton.

SCHEDULE I - PAGE 2

Weighing Charge - $5.00 per each truck weighing (load-empty). $50.00 per each rail weighing (load-empty).

Steam Charge - $66.00 per hour to maintain or heat products.

Overtime, if required, shall be charged according to the following:

      Monday-Saturday         $60.00 per hour
      Sundays & Holidays      $75.00 per hour

If SDSP requests WESTWAY to perform services outside normal working hours, SDSP will reimburse WESTWAY the costs therefore, including payment of a minimum 4 hour "call in" time when applicable.

ACCEPTED                                        ACCEPTED

SOUTH DAKOTA SOYBEAN PROCESSORS, INC.           WESTWAY TERMINAL COMPANY INC.

By      /s/ Rodney Christianson                 By     /s/ Peter J.M. Harding
  -----------------------------------             ---------------------------
Title         CEO                               Title President
      -------------------------------                 ---------
Date          2/9/01                            Date January 31, 2001
     --------------------------------                ----------------

Amendment 1

Title to Product stored in Facility shall always remain with SDSP and shall be held at SDSP's risk. SDSP must obtain bonding in the amount of $201,600 for the entire Lease period, and renew said bond until SDSP product is completely removed from the tank. In event that SDSP is in breach hereof or fails to remove all Product from Facility at termination of this Agreement WESTWAY may execute and receive proceeds for said bond.

SDSP agrees to continue to pay WESTWAY monthly lease payments until SDSP has completely removed all product from the tank.

Accepted

South Dakota Soybean Processors, Inc.

By     /s/ Connie Kelly
   -----------------------------------
Title        CFO
      --------------------------------
Date      3/20/01
     ---------------------------------


Accepted

WESTWAY TERMINAL COMPANY INC.

By        /s/ Dale
   -----------------------------------
Title   V.P. Facility Dev. & Engr.
      --------------------------------
Date        3/20/01
     ---------------------------------